UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2014

KEARNY FINANCIAL CORP.
(Exact Name of Registrant as Specified in its Charter)

United States	0-51093	22-3803741
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

120 Passaic Avenue, Fairfield, New Jersey	07004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (973) 244-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Other Events.
.
On September 4, 2014, the Boards of Directors of the Kearny MHC (the “Mutual Holding Company”), Kearny Financial Corp. (the “Company”) and Kearny Federal Savings Bank (the “Bank”) each unanimously adopted the Plan of Conversion and Reorganization of the Mutual Holding Company (the “Plan”) pursuant to which the Mutual Holding Company will undertake a “second-step” conversion and cease to exist. The Bank will reorganize from a two-tier mutual holding company structure to a fully public stock holding company structure. At June 30, 2014, the Mutual Holding Company owned approximately 77.2% of the shares of common stock of the Company.

Pursuant to the Plan, (i) the Bank will become a wholly owned subsidiary of a state-chartered stock corporation (the “New Holding Company”), (ii) the shares of common stock of the Company held by persons other than the Mutual Holding Company (whose shares will be canceled) will be converted into shares of common stock of the New Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons (excluding shares purchased in the stock offering described below, cash received in lieu of fractional shares and shares issued to the newly established charitable foundation), and (iii) the New Holding Company will offer and sell shares of common stock representing the ownership interest of the Mutual Holding Company in a subscription offering.  In connection with the conversion, a new charitable foundation will be established by the new stock holding company with a $10.0 million contribution, consisting of $5.0 million of common stock issued in the conversion (500,000 shares) and $5.0 million of cash.  The new foundation will be dedicated to the promotion of charitable purposes in the communities served by the Bank, including community development and grants and donations to support housing assistance and not-for-profit organizations. The Plan and the establishment and funding of the charitable foundation are subject to regulatory approval as well as the approval of the members of the Mutual Holding Company and the Company’s stockholders (including the approval of a majority of the Company’s outstanding shares of common stock held by persons other than the Mutual Holding Company).

       Shares not subscribed for in the subscription offering may be sold in the community, syndicated and/or firm commitment underwritten public offering. The number and price of shares to be sold in the offering and the exchange ratio for current stockholders of the Company will be based on an independent appraisal.

The foregoing summary of the Plan is not complete and is qualified in its entirety by reference to the complete text of the Plan, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference.

Additionally, the Company announced that up to 2,702,740 of vested stock options that were granted in 2005 and would otherwise expire in 2015 will be exercised by members of the Board of Directors and management during the Company’s next open trading window period, which is expected to occur as early as September 9, 2014.  The Company has elected, pursuant to the terms of the 2005 Stock Compensation and Incentive Plan, to settle the exercise of all such stock options in cash.  Based on the latest closing price, it is estimated that such exercises of stock options will not result in any material after-tax expense to the Company and will reduce the Company’s stockholders’ equity by approximately $9.0 million.

The Company announced the adoption of the Plan and the exercise of stock options in a press release dated September 5, 2014. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None.

(b)	Pro Form Financial Information: None.

(c)	Shell Company Transaction: None.

(d)	Exhibits:

Exhibit No.	Description

Exhibit 2.1	Plan of Conversion and Reorganization of Kearny MHC, dated September 4, 2014

Exhibit 99.1	Press Release dated September 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KEARNY FINANCIAL CORP.
DATE: September 5, 2014	By:	/s/ Craig L. Montanaro
Craig L. Montanaro
President and Chief Executive Officer